Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR JULY 2012

Bellport, NY AUGUST 02, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $18.9 million for the four week fiscal month of July 2012, which ended July 28, 2012, versus $18.1 million for the four week fiscal month of July 2011, which ended July 30, 2011. For the second quarter of 2012, total net sales were $63.3 million versus $62.9 million last year. On a year-to-date basis, total net sales were $121.4 million in the current year compared with $120.7 million last year. For the month of July 2012, comparable store sales increased by 3.2%. For the second quarter ending July 2012, comparable store sales decreased by 0.8%. Comparable store sales on a year-to-date basis increased by 0.4%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA JULY, SECOND QUARTER AND YEAR-TO-DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		Increase		(Decrease)		(Decrease)
		(Decrease)		Increase		Increase

Number of Stores, July	343	0.0%	343	(6.5%)	367

July Total Retail Sales	$18,927	4.5%	$18,120	7.9%	$16,797
Second Quarter Total Retail Sales	$63,254	0.5%	$62,927	11.5%	$56,465
Year-to-date July Total Retail Sales	$121,362	0.6%	$120,675	11.3%	$108,427

July Comparable Store Sales		3.2%		11.8%		(6.7%)
Second Quarter Comparable Store Sales		(0.8%)		14.6%		(0.3%)
Year-to-date July Comparable Store Sales		0.4%		14.4%		3.2%